Exhibit 11.1

                                LOGILITY, INC.
            Statement re: Computation of Per Share Earnings (Loss)
                   (In thousands, except per share amounts)

                                                             Three Months Ended
                                                                  July 31,
                                                        -------------------------------
                                                            1999               1998
                                                        ------------       ------------
Common Stock:
      Weighted average common                                 13,402             13,563
          shares outstanding

Dilutive effect of outstanding
           stock options *                                       205                  -
                                                        ------------       ------------
                     Total                                    13,607             13,563
                                                        ------------       ------------

Net earnings (loss)                                     $        828       $     (3,420)
                                                        ============       ============
Earnings (loss) per common share

              Basic                                     $       0.06       $      (0.25)
                                                        ============       ============
              Diluted                                   $       0.06       $      (0.25)
                                                        ============       ============

* Stock options are not included in the three months ended July 31, 1998 calculation because they would have an anti-dilutive effect on the loss per share.

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